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                                                                    Exhibit 11.0




                             NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit





                                          For the Three Months            For the Six Months
                                              Ended June 30,                Ended June 30,
                                        ------------------------     -----------------------
                                            1997          1996          1997        1996
                                        -----------   ----------     ----------   ----------
                                                (dollars in thousands, except per unit)

Net income (loss)....................    $     3,321  $      (378)    $     3,074  $      (846)


       Less - General Partners'
           1.99% Interest............             66           (8)             61          (17)
                                         -----------  -----------     -----------  -----------
Net income (loss) allocable
       to Limited Partner............    $     3,255  $      (370)    $     3,013         (846)
                                         -----------  -----------     -----------  -----------

Earnings Per Unit

       Net income (loss).............    $       .51  $      (.06)    $       .48  $      (.14)
                                         -----------  -----------     -----------  -----------
Weighted average units of
       limited partner interest
       used in computing earnings
       per unit......................      6,329,076    6,417,832       6,328,639    6,417,832
                                         ===========  ===========     ===========  ===========






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